Exhibit 99.1

5151 California Avenue Suite 250 Irvine, California 92617
urovant.com

Urovant Sciences Enters into Flexible Agreement for up to $100 Million
Debt Financing with Hercules Capital

IRVINE, Calif. and BASEL, Switzerland, February 22, 2019 /Business Wire/ – Urovant Sciences (Nasdaq: UROV), a clinical-stage biopharmaceutical company focused on developing and commercializing innovative therapies for urologic conditions, today announced it has entered into a debt financing agreement with Hercules Capital, Inc. (NYSE: HTGC) (“Hercules”) for up to $100 million. Urovant plans to use the proceeds to fund ongoing development of its lead compound vibegron, for business development opportunities, and for general corporate purposes.

“This financing provides Urovant additional flexibility to pursue development of vibegron, as well as other innovative therapies for urologic conditions,” said Keith A. Katkin, Chief Executive Officer of Urovant Sciences. “This puts Urovant in a stronger financial position, allows us to diversify our balance sheet, extends our cash runway, and enables us to choose when and to what extent we access available funding in order to help manage our cost of capital and dilution.”

The Hercules term loan facility provides Urovant with up to $100 million in debt financing capacity. A first tranche of $15 million was funded upon closing, and the remaining $85 million is available in three additional optional tranches through June 30, 2021, subject to certain terms and conditions, including the achievement of certain milestones. At the closing of each tranche, Urovant will issue warrants to Hercules to purchase a number of common shares of Urovant equal to 2% of the loan amount funded, divided by an exercise price set at the closing price on the business day before funding (or at the lower of $9.02 for the first and second tranche).

The term loans bear a variable interest rate equal to the greater of 10.15% or 10.15% plus the prime rate minus 5.50% with a ceiling of 12.15%. The term loan matures 36 months from closing, with an option for a 12- to 18-month extension if certain milestones are met. Urovant’s obligations are secured by a first priority security interest on substantially all of their personal property except their intellectual property and subject to certain other exceptions.

Additional information about the financing agreement with Hercules will be contained in a Current Report on Form 8-K to be filed by Urovant with the U.S. Securities and Exchange Commission.

About Urovant Sciences
Urovant Sciences is a clinical-stage biopharmaceutical company focused on developing and commercializing innovative therapies for urologic conditions. Urovant’s lead product candidate,

vibegron, is an oral, once-daily, small molecule beta-3 agonist being evaluated for the treatment of OAB with symptoms of urge urinary incontinence, urgency, and urinary frequency; for OAB in men with benign prostatic hyperplasia; and for abdominal pain associated with irritable bowel syndrome. Urovant has licensed global rights, excluding Japan and certain Asian territories, for the development and commercialization of vibegron. Urovant’s second product candidate, URO-902, is a novel gene therapy being developed for patients with OAB who have failed oral pharmacological therapy. Urovant intends to develop treatments for additional urologic diseases. For more information, please visit www.urovant.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical statements of fact and statements regarding the Company’s intent, belief or expectations and can be identified by words such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “strive,” “to be,” “will,” “would,” or the negative or plural of these words or other similar expressions or variations, although not all forward-looking statements contain these identifying words.  In this press release, forward-looking statements include, but are not limited to, statements regarding the Company’s ability to access additional funds under the loan agreement with Hercules to continue development of vibegron and other innovative therapies for the treatment of urological conditions and for other general corporate purposes.

The Company’s forward-looking statements are based on management’s current expectations and beliefs, and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although the Company believes that the assumptions underlying these forward-looking statements are reasonable, they are not guarantees and the Company can give no assurance that its expectations will be attained. Factors that could materially affect the Company’s operations and future prospects or which could cause actual results to differ materially from expectations include, but are not limited to: the Company’s limited operating history and the fact that it has never generated any product revenue; the Company’s ability to achieve or maintain profitability in the future; the Company’s dependence on the success of its lead product candidate, vibegron; the Company’s reliance on its key scientific, medical or management personnel and on certain affiliates to provide certain services to the Company; risks related to clinical trials, including uncertainties relating to the success of the Company’s clinical trials for vibegron and URO-902 and any future therapy or product candidates; uncertainties surrounding the regulatory landscape that governs gene therapy products; the Company’s dependence on Merck Sharp & Dohme Corp. and Ion Channel Innovations, LLC to have accurately reported results and collected and interpreted data related to vibegron and URO-902 prior to the Company’s acquisition of the rights related to these product candidates; reliance on third parties to conduct, supervise and monitor the Company’s clinical trials; reliance on a single supplier for the enzyme used to manufacture vibegron; the ability to obtain, maintain and enforce intellectual property protection for the Company’s technology and products; risks related to significant competition from other biotechnology and pharmaceutical companies; the failure to achieve the market acceptance necessary for commercial success for a product candidate; the Company’s ability to satisfy future funding needs on commercially reasonable terms and conditions if at all; and other risks and uncertainties listed in the Company’s filings with the United States Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2018 filed with the SEC on February 13, 2019, as such risk factors may be amended, supplemented or superseded from time to time by other reports the Company files with the SEC. You should not place undue reliance on the forward-looking statements in this press release, which speak only as of the date hereof, and, except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of such statements.

Contacts
Investor inquiries: Investors@Urovant.com
Media inquiries: Media@Urovant.com